COMSTOCK MINING

Comstock Mining Appoints New Director, Announces Retirement

Virginia City, NV, (April 11, 2018) Comstock Mining Inc. (the “Company”) (NYSE American: LODE), a Nevada-based, land-based, gold and silver mining company, announced today the election of Walter A. “Del” Marting, 71, to its Board of Directors and the retirement of Daniel W. Kappes, after 6 years of service, from its Board of Directors. Mr. Kappes will remain involved with the Company as a member of its recently established Mining Advisory Committee, to assist in all aspects of technical mining and mine development, along with Mr. Leo Drozdoff and Mr. Robert Reseigh.

Corrado De Gasperis, Executive Chairman of the Board said, “Dan’s leadership, fortitude and guidance steered us through some of our most difficult developments as a producer and as a company. His technical and strategic expertise is second to none, but for me, his mentorship, passion and focus on the strategy and success of the Comstock, its importance and its legacy, was most valuable to our Company and me as a professional. I am honored to have such a sincere and intellectually honest mentor, willing to give the straight, hard advice, and we are blessed to retain his continued experience, along with Bob and Leo’s on our advisory committee.”

The Company welcomes Mr. Marting to the Board, with an extensive resume in, among other areas, mining, mine development, strategic and operational finance. Mr. Marting started his mining career with Amax Inc., a worldwide producer of molybdenum that eventually became part of Freeport-McMoRan (NYSE-FCX), the largest molybdenum producer in the world, with increasing responsibilities including supervising production from Amax’s largest underground and open pit molybdenum mines, worldwide strategic planning for all of Amax’s new molybdenum properties, including exploration, and ultimately Vice President of Administration for Amax Europe, where he centralized all of Amax’s finance and treasury for Europe and consolidated and managed all of their metal trading for molybdenum, tungsten, copper, coal and iron ore into one European center. He was also the Chairman and CEO of Lucky Chance Mining Co., a Nevada-based miner that successfully reopened and restarted production at the famed 16-1 Mine in Allegheny, CA, that he took public. Mr. Marting has held financial and investment banking roles serving a variety of industries and is most recently the Founder and Managing Partner of CereCare, LLC and CoreSource Recovery Services, LLC, providing breakthrough rehabilitation treatment for patients suffering from brain and related substance abuse disorders-most commonly alcoholism and opioid addictions. Mr. Marting graduated from Yale University in 1969, with a BA in English and holds an MBA from Harvard Business School. Mr. Marting is also a Navy veteran, including service as a member of the US Navy SEAL Team Two.

Mr. De Gasperis added, “We are honored to welcome Del Marting to the Comstock as we expand and accelerate our strategic initiatives.  His intimate knowledge of northern Nevada industries, and his strategic planning, finance, capital markets, and corporate governance expertise are especially valuable as we embark on developing and commercializing new technologies and businesses.”

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy the Debenture or any other securities of the Company.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
http://www.comstockmining.com

Corrado De Gasperis		Zach Spencer
President & CEO		Director of External Relations
Tel (775) 847-4755		Tel (775) 847-5272 ext. 151
degasperis@comstockmining.com		questions@comstockmining.com